Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated February 8, 2021) and related Prospectuses of Southwest Airlines Co. for the registration of its Common Stock, Debt Securities and Pass Through Certificates, and to the incorporation by reference therein of our reports dated February 8, 2021, with respect to the consolidated financial statements of Southwest Airlines Co., and the effectiveness of internal control over financial reporting of Southwest Airlines Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 8, 2021